Exhibit 99.2
News Release
7140 Office Circle
P.O. Box 15600
Evansville, IN  47716-0600
Investor Relations: Chad Monroe
Phone: (812) 962-5041

Media Relations: Timothy G. Weir, APR
Phone: (812) 962-5128

FOR IMMEDIATE RELEASE

Accuride Chairman To Step Down

•	Decision caps three-and-a-half years of service to Accuride Corp. and its Board of Directors
•	Successfully led the Company through its 2009-2010 restructuring
•	Will serve remainder of current term

EVANSVILLE, Ind. – March 5, 2012 – Accuride Corporation (NYSE: ACW), a leading supplier of components to the commercial vehicle industry, today announced that William M. Lasky, Chairman of Accuride’s Board of Directors, has decided not to stand for re-election at the company’s Annual Meeting of Stockholders scheduled on April 24, 2012.  Lasky will continue to serve as Chairman of the Board until his current term expires on that date.

In addition to his role as a member of Accuride’s Board of Directors, Lasky agreed in September 2008 to serve as President and Chief Executive Officer on an interim basis while the Company searched for a permanent replacement to the previous CEO.  He served in this capacity for nearly two-and-a-half years while he orchestrated and led the Company through a successful prepackaged Chapter 11 restructuring, which was completed in just over four months.  Lasky’s leadership helped preserve existing customer and supplier relationships throughout the process, and positioned the Company for relisting on the New York Stock Exchange in December 2010.

Lasky was appointed Chairman of Accuride’s Board in January 2009 and continued in that capacity after Rick Dauch joined Accuride as President and CEO in February 2011.  In doing so, Lasky ensured continuity of leadership and provided Dauch close support as he came up to speed as the permanent CEO over the last 13 months.

“The rest of Accuride’s leadership team and I have appreciated Bill’s deep insight into our company, its businesses, and the industry we serve,” said Rick Dauch.  “He did an outstanding job leading the company successfully through its restructuring and has been a tremendous resource to us as we developed and began the implementation of our 'Fix and Grow' strategy to restore Accuride’s reputation as a dependable supplier to customers and as a reliable, profitable investment for shareholders.”

About Accuride Corporation
With headquarters in Evansville, Indiana, Accuride Corporation is a leading supplier of components to the commercial vehicle industry.  The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components.  The company’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM and BrillionTM.  Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW.  For more information, visit the Company’s website at http://www.accuridecorp.com.

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